Exhibit 2
CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
CLOSURE OF REGISTER OF MEMBERS
This notice is made pursuant to section 99 of the Companies Ordinance (Chapter 32 of Laws of Hong Kong). Reference is also made to the 2007 annual results announcement of China Unicom Limited (the “Company”) published on 27 March 2008.
Notice is hereby given that the register of members of the Company will be closed from 14 May 2008 to 16 May 2008 (both days inclusive), during which dates no transfer of shares of the Company will be effected. In order to qualify for the proposed 2007 final dividend, all transfers, accompanied by the relevant certificates, must be lodged with the Company’s Share Registrar, Hong Kong Registrars Limited at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Hong Kong no later than 4:30 p.m. on 13 May 2008. The final dividend will be paid in Hong Kong dollars on or about 12 June 2008 to those members registered in the Company’s register of members as at 16 May 2008.
As at the date of this announcement, the Board of Directors of the Company comprises:

Executive directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive directors:	Lu Jianguo and Lee Suk Hwan

Independent non-executive directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
China Unicom Limited
Chu Ka Yee
Company Secretary
Hong Kong, 27 March 2008